Exhibit 5.2

900 W. 48th Place, Suite 900, Kansas City, MO 64112    816.753.1000

January 29, 2014

Aratana Therapeutics, Inc.

1901 Olathe Boulevard

Kansas City, Kansas 66103

Re:	Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended; Up to 500,000 shares of Common Stock, par value $0.001 per share

Ladies and Gentlemen:

We have acted as special counsel to Aratana Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the registration of up to 1,150,000 shares of common stock, $0.001 par value per share, of the Company, 500,000 shares of which are being offered by a stockholder of the Company (the “Additional Selling Stockholder Shares”) and 650,000 shares of which are being offered by the Company (which includes 150,000 shares subject to the underwriters’ option to purchase additional shares) (the “Additional Company Shares” and together with the Additional Selling Stockholder Shares, the “Additional Shares”). The Additional Shares are included in a registration statement on Form S–1 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “Commission”) on the date hereof (the “Subsequent Registration Statement”). The Subsequent Registration Statement relates to a registration statement on Form S-1 under the Act filed with the Commission on January 13, 2014 (File No. 333-193324), as amended (the “Initial Registration Statement,” and together with the Subsequent Registration Statement, the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the Additional Selling Stockholder Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws. In expressing the opinion set forth below, we have assumed, with the Company’s consent, that all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies conform to the original documents, and all signatures on all documents submitted to us for examination are genuine and made by natural persons with legal capacity.

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January 29, 2014

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Additional Selling Stockholder Shares have been validly issued, and are fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Polsinelli PC